Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings and 2nd quarter dividend

NEW ALBANY, Ind. (April 23, 2008) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the first quarter ended March 31, 2008 and the declaration of a quarterly cash dividend.  On April 22, 2008, the Company’s Board of Directors declared a $0.175 cash dividend per share on the common stock of the Company to be paid on May 26, 2008 to the stockholders of record of the Company at the close of business on May 9, 2008.  The following tables summarize the Company’s first quarter results (in thousands, except per share data):

	Quarter Ended March 31,		Percent	Quarter Ended December 31,	Percent
	2008	2007	Change	2007	Change
Net income	$1,036	$1,015	2.1%	$485	113.6%
Net income per share, basic	$0.32	$0.30	6.7	$0.15	113.3
Net income per share, diluted	$0.32	$0.29	10.3	$0.15	113.3

	March 31,		Percent	December 31,	Percent
	2008	2007	Change	2007	Change
Total assets	$823,185	$811,118	1.5%	$823,568	(0.1)%
Loans, net	627,787	609,528	3.0	629,732	(0.3)
Total deposits	565,052	581,966	(2.9)	573,346	(1.4)
Non-interest bearing deposits	87,877	78,918	11.4	79,856	10.0

Net income for the three months ended March 31, 2008 increased slightly by 2.1% from the same period in 2007.  The Company’s net interest margin on a tax equivalent basis increased from 3.03% for the three months ended March 31, 2007 to 3.12% for the equivalent period in 2008.  Basic and diluted earnings per share increased to $0.32 per share from $0.30 and $0.29, respectively, from March 31, 2007 as the Company increased earnings and reduced the number of common shares outstanding through repurchases of the Company’s stock through its stock repurchase plan.

Total assets increased from $811.1 million as of March 31, 2007 to $823.2 million as of March 31, 2008, but declined from $823.6 million as of December 31, 2007.  An increase in securities available for sale of $4.6 million from December 31, 2007 to March 31, 2008 was offset by decreases in interest-bearing deposits in other financial institutions of $4.2 million and net loans of $2.0 million.  Non-interest bearing deposits increased by 10.0% from December 31, 2007 to $87.9 million as of March 31, 2008 while interest-bearing and total deposits decreased by 3.3% and 1.4% to $477.2 million and $565.1 million, respectively.  Also, other borrowings decreased by $8.5 million from December 31, 2007 to March 31, 2008 while FHLB advances increased by $15.0 million over the same period.  Management attributes the change in its deposit mix and other funding sources to an effort to reduce its cost of funds given the current rate environment by pricing the Company’s deposit products effectively and taking advantage of other funding opportunities.

“We are pleased with our earnings for the first quarter given the challenges we face as a Company and an industry in the current rate and credit quality environment,” stated James D. Rickard, President and Chief Executive Officer.  “We were able to increase our net interest margin on a tax equivalent basis by nine basis points from last year and exceed net income from the same period in the previous year despite the increase in our provision for loan losses.”

“Our primary objective will continue to be providing world class service to banking customers in Southern Indiana and Metropolitan Louisville from Scottsburg, Indiana to Bardstown, Kentucky.  We believe this focus will benefit all of our stakeholders and increase the long-term value of our banking franchise,” continued Mr. Rickard.

Asset Quality

	March 31,	December 31,	March 31,
	2008	2007	2007
Non-performing loans to total loans	2.26%	1.79%	0.98%
Non-performing assets to total loans	2.35	1.88	1.06
Net loan charge-offs to average loans (1)	0.47	0.10	0.11
Allowance for loan losses to total loans	1.00	0.99	0.92
Allowance for loan losses to non-performing loans	44	56	94
Classified loans	$30,553	$29,367	$16,300
Impaired loans	$11,097	$9,295	$5,918

(1)  Net loan charge-offs to average loans as of March 31, 2008 and 2007 are presented on an annualized basis.

The Company recorded a provision for loan losses of $800,000 for the first quarter of 2008 as compared to $892,000 for the fourth quarter of 2007 and $144,000 for the first quarter of 2007.  The increase in provision reflected the trends in the Company’s loan portfolio that began in the fourth quarter of 2007 including:  increased non-performing loans and assets, increased classified and impaired loans, and an increase in net loan charge-offs.  In recognition of the current trends in the loan portfolio, management has increased the allowance for loan losses as a percentage of total loans to 1.00% of total loans as of March 31, 2008 from 0.99% at December 31, 2007 and 0.92% at March 31, 2007.  The recorded balance of the allowance for loan losses as of March 31, 2008 represents management’s best estimate of the probable incurred losses in the loan portfolio as of that date.  Management has remained focused on identifying, properly classifying, and providing for probable incurred losses on all loans within the portfolio based on the current circumstances and will continue to aggressively seek to remediate classified and past due loans as they are identified.

Non-Interest Income

	Quarter Ended March 31,		Percent
(Dollars in thousands)	2008	2007	Change
Service charges on deposit accounts	$941	$900	4.6%
Commission income	48	38	26.3
Mortgage banking income	80	50	60.0
Increase in cash surrender value of life insurance	171	170	0.6
Other	268	108	148.2
Subtotal	1,508	1,266	19.1
Loss on sales of available for sale securities	-	(8)	*
Total	$1,508	$1,258	19.9

* Not meaningful.

Non-interest income increased by 19.9% to $1.5 million for the three months ended March 31, 2008 as compared to $1.3 million for the same period in 2007 due primarily to increases in service charges on deposit accounts and other non-interest income.  Service charges on deposit accounts increased to $941,000 in the first quarter of 2008 as the Company increased its interchange income and service fees as a result of the growth in its deposit base.  Other non-interest income increased by 148.2% to $268,000 primarily from an unrealized gain on the Company’s interest rate swap of $225,000, offset by interest rate settlements of $68,000 on the swap.  Prior to December 31, 2007, the Company had accounted for its interest rate swap using hedge accounting; accordingly, changes in the fair value of the swap were reported as other comprehensive income while interest rate settlements were reported in interest income.  The fair value of the interest rate swap was a liability of $10,000 at March 31, 2008 and is scheduled to mature in the second quarter of 2008.

Non-Interest Expense

	Quarter Ended March 31,		Percent
(Dollars in thousands)	2008	2007	Change
Salaries and employee benefits	$2,970	$2,800	6.1%
Occupancy	469	463	1.3
Equipment	355	320	10.9
Data Processing	476	565	(15.8)
Marketing and advertising	143	159	(10.1)
Legal and professional service fees	259	284	(8.8)
Other	611	731	(16.4)
Total	$5,283	$5,322	(0.7)

Non-interest expense decreased slightly to $5.3 million for the quarter ended March 31, 2008, or 0.7%, from the same period in 2007 due primarily to decreases in data processing and other expenses, offset by an increase in salaries and employee benefits.  Data processing expense decreased by 15.8% to $476,000 for the first quarter in 2008 as the Company negotiated a reduction in its current core data processing fees in conjunction with the execution of a new contract with the same vendor.  Other non-interest expenses decreased by $120,000 to $611,000 for the three months ended March 31, 2008 due to a reduction in charge-offs related to customer checking accounts and the deferral of certain direct costs associated with loan originations.  Offsetting the decreases in data processing and other non-interest expenses, was an increase in salaries and employee benefits of 6.1% to $3.0 million for the quarter ended March 31, 2008 from $2.8 million for the equivalent period in 2007.  The increase was attributable to additional compensation expense associated with the opening of a new branch location in the second quarter of 2007and increased health insurance premiums and stock award expense.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2007 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	March 31, 2008	December 31, 2007
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$15,699	$14,570
Interest-bearing deposits in other financial institutions	9,789	13,943
Securities available for sale	104,088	99,465
Loans held for sale	1,133	757
Loans, net of allowance for loan losses of $6,357 and $6,316	627,787	629,732
Federal Home Loan Bank and Federal Reserve stock	8,102	8,096
Accrued interest receivable	3,316	3,537
Premises and equipment, net	15,123	15,147
Cash surrender value of life insurance	17,182	16,911
Goodwill	15,335	15,335
Other intangible assets	2,792	2,899
Other assets	2,839	3,176
Total Assets	$823,185	$823,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$87,877	$79,856
Interest-bearing	477,175	493,490
Total deposits	565,052	573,346
Other borrowings	64,265	72,796
Federal Home Loan Bank advances	106,402	91,376
Subordinated debentures	17,000	17,000
Accrued interest payable	1,877	1,956
Other liabilities	2,873	2,629
Total liabilities	757,469	759,103

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	65,716	64,465
Total Liabilities and Stockholders’ Equity	$823,185	$823,568

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share data)
Interest income	$11,802	$12,638
Interest expense	6,020	7,121
Net interest income	5,782	5,517
Provision for loan losses	800	144
Non-interest income	1,508	1,258
Non-interest expense	5,283	5,322
Income before income taxes	1,207	1,309
Income tax expense	171	294
Net income	$1,036	$1,015
Basic earnings per share	$0.32	$0.30
Diluted earnings per share	0.32	$0.29